Exhibit 5.1

                                                          December 9, 1999



Triton  Energy  Limited
Caledonian  House
Mary  Street,  P.O.  Box  1043
George  Town
Grand  Cayman,  Cayman  Islands

Ladies  and  Gentlemen:

We have acted as counsel to Triton Energy Limited, a Cayman Islands company (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commisson (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to (1) ordinary shares, par value $.01 per share, of the Company ("Ordinary Shares"), (2) warrants to purchase Ordinary Shares ("Ordinary Shares Warrants"), (3) preference shares, par value $0.01 per share, of the Company ("Preference Shares"), (4) warrants to purchase Preference Shares ("Preference Shares Warrants"), (5) debt securities, which may be either senior ("Senior Debt Securities"), senior subordinated ("Senior Subordinated Debt Securities") or subordinated ("Subordinated Debt Securities")(collectively, the "Debt Securities"), (6) warrants to purchase Debt Securities ("Debt Securities Warrants"), (7) depositary shares of the Company ("Depositary Shares") and (8) Ordinary Shares, Preference Shares and Debt Securities which may be issued upon exercise of the Ordinary Shares Warrants, the Preference Shares Warrants or the Debt Securities Warrants, as the case may be. The Ordinary Shares, the Preference Shares, the Debt Securities, the Depositary Shares, the Ordinary Shares Warrants, the Preference Shares Warrants, and the Debt Securities Warrants may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and supplements to the Prospectus and pursuant to Rule 415 under the Act for an aggregate initial offering price not to exceed $250,000,000.

The Senior Debt Securities will be issued under an Indenture (the "Senior Debt Indenture") between the Company and a trustee (the "Senior Debt Trustee"). The Senior Subordinated Debt Securities will be issued under an Indenture (the "Senior Subordinated Debt Indenture") between the Company and a trustee (the "Senior Subordinated Debt Trustee"). The Subordinated Debt Securities will be issued under an Indenture (the "Subordinated Debt Indenture") between the Company and a trustee (the "Subordinated Debt Trustee"). The Senior Debt Indenture, the Senior Subordinated Debt Indenture and the Subordinated Debt Indenture are hereinafter referred to collectively as the "Indentures."

We have examined (1) the Registration Statement and (2) the forms of the Indentures. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

We have also assumed that (1) at the time of execution, authentication, issuance and delivery of the Senior Debt Securities, the Senior Debt Indenture will be the valid and legally binding obligation of the Senior Debt Trustee, (2) at the time of execution, authentication, issuance and delivery of the Senior Subordinated Debt Indenture, the Senior Subordinated Debt Indenture will be the valid and legally binding obligation of the Senior Subordinated Debt Trustee,
(3) at the time of execution, authentication, issuance and delivery of the Subordinated Debt Indenture, the Subordinated Debt Indenture will be the valid and legally binding obligation of the Subordinated Debt Trustee, and (4) the Company is validly existing under the laws of Cayman Islands.

We have further assumed that (1) at the time of execution, authentication, issuance and delivery of the Indentures and the Debt Securities, the Indentures will have been duly authorized, executed and delivered by the Company in accordance with its memorandum of association and articles of association and the laws of Cayman Islands, (2) execution, delivery and performance by the Company of the Indentures and the Debt Securities will not violate the laws of Cayman Islands or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States) and (3) execution, delivery and performance by the Company of the Indentures and the Debt Securities do not constitute a breach or violation of any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that with respect to the Debt Securities, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of any Debt Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being referred to herein as the "BOARD") and (b) the due execution, authentication, issuance and delivery of such Debt Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Indenture and such agreement, such Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our  opinion  set  forth in the preceding paragraph is subject to the effects of
(i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally,
(ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

We express no opinion with respect to any provision of the Indentures which relates to choice of law or forum selection (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum).

We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York, the Federal law of the United States and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus forming a part of the Registration Statement.

                                              Very  truly  yours,


                                              SIMPSON  THACHER  &  BARTLETT